Exhibit 10.1

October 21, 2011

Mr. Joseph J. Lombardi

122 Fifth Avenue

New York, NY 10011

Re:	Transitional Employment Agreement

Dear Mr. Lombardi:

This letter agreement (this “Agreement”) is intended to set forth our mutual understanding regarding your transition from Chief Financial Officer of Barnes & Noble, Inc. (the “Company”) to a non-executive employee of the Company.

Accordingly, we agree as follows:

1. Resignation. You hereby resign as Chief Financial Officer of the Company, and as a director and officer of all subsidiaries and affiliates of the Company, effective as of the date hereof (the “Effective Date”). You agree to serve as a non-executive employee of the Company and provide transitional employment services from the Effective Time through June 30, 2012 (the “End Date”, and such period, the “Transition Period”). Except as provided herein, following the Effective Date, the Company will have no further obligations to you, including under the letter agreement dated as of March 17, 2010 (the “Employment Agreement”) (including Sections 3.8 and 3.9 of the Employment Agreement). Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings used or defined in the Employment Agreement.

2. Transitional Services. (a) During the Transition Period, you agree to provide transitional employment services to the Company. Such services will include assistance with respect to the transition of your existing employment responsibilities to your successor, advising Company personnel on industry matters and advising the Company with respect to strategic alternatives. During the Transition Period, you agree to make yourself reasonably available to provide services reasonably requested by the Company, and you will not accept any other employment, consultancy or position that would interfere in any way with, your duties and responsibilities hereunder; it being understood and agreed that you may serve on up to three (3) Boards of Directors of businesses that are not Competing Businesses. You will report to the Company’s Chief Executive Officer during the Transition Period.

(b) During the Transition Period, you will continue to be eligible for the compensation and benefits provided under Sections 3.1 through 3.7 of the Employment Agreement; provided, however, that you will not be eligible for annual bonus compensation under the Company’s Executive Performance Plan with respect to any year after fiscal 2011. For the avoidance of doubt, your unvested, outstanding equity-based awards will continue to vest in accordance with their terms during the Transition Period, but the termination of your employment upon the End Date will not constitute a termination either by the Company without Cause or by you for Good Reason that would entitle you to additional vesting of the Stock Grant under Section 3.5 of the Employment Agreement.

3. Restrictive Covenants. Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, all of Article 4 of the Employment Agreement (including but not limited to the restrictions on competition set forth in Section 4.1 thereof, your obligation to protect the Company’s confidential information set forth in Section 4.3 thereof and your obligation to cooperate with respect to

122 Fifth Avenue, New York, NY 10011 tel: (212) 633-3300

litigation set forth in Section 4.6 thereof) will continue to apply to you and the Company Parties during the Transition Period and the Relevant Period. For the avoidance of doubt, the “Relevant Period” is the longer of the period from the End Date through the second anniversary thereof or such longer period as may be set forth or understood from the Employment Agreement.

4. Indemnification. Nothing in this Agreement will affect your rights to indemnification from the Company pursuant to Section 5 of the Employment Agreement, pursuant to the Indemnification Agreement between you and the Company, dated as of February 9, 2011, pursuant to the Company’s By-Laws or pursuant to law requiring such indemnification.

5. Release. In consideration for your continued employment with the Company during the Transition Period and the payments and benefits provided under this Agreement, you agree to execute and deliver to the Company on the Effective Date a release in the form attached hereto as Exhibit A (the “Release”). In the event that you do not execute and deliver to the Company the Release on the Effective Date, or you revoke the Release in accordance with its terms, you will be deemed to have terminated your employment without Good Reason, and, for the avoidance of doubt, you will not be entitled to the Severance Amount payable under Section 3.8 of the Employment Agreement or additional vesting of the Stock Grant under Section 3.5 of the Employment Agreement.

6. Miscellaneous. The provisions of Article 6 of the Employment Agreement will be deemed to be incorporated into this Agreement on the same basis as in the Employment Agreement.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours, BARNES & NOBLE, INC.

By:	/s/ Michelle Smith
Name: Michelle Smith
Title: Vice President, Human Resources

Accepted and Agreed to: JOSEPH J. LOMBARDI

By:	/s/ Joseph J. Lombardi
Name: Joseph J. Lombardi

Date: 10/21/11

EXHIBIT A

GENERAL RELEASE AND WAIVER

1. Joseph J. Lombardi (“Employee”) hereby acknowledges and agrees that Employee resigned from his position as Chief Financial Officer of Barnes & Noble, Inc. (the “Company”) on October 21, 2011, but continues to be employed by the Company as a non-executive employee.

2. Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to (a) continue to employ Employee during the period from October 21, 2011 through June 30, 2012 (the “Transition Period”) and (b) pay (and the Employee’s right to retain) the payments and benefits set forth in the letter agreement, dated as of October 21, 2011, between Employee and the Company (such agreement referred to herein as the “Transitional Employment Agreement”, and Employee’s continued employment during the Transition Period and such payments and benefits collectively referred to herein as the “Transition Benefit”), that the Transition Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.

3. (a) THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.

(b) In consideration of Employee’s receipt and acceptance of the Transition Benefit from the Company, and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c), any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the employment letter agreement dated as of March 17, 2010 between Employee and the Company (the “Employment Agreement”) (other than the Transitional Employment Agreement); (ii) any rights and/or claims arising under any applicable foreign, Federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York and any State in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the New York State Human Rights Law, the New York State Labor Law and the New York City Human Rights Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company (other than the Transitional Employment Agreement); (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or claims for attorneys’ fees. Employee agrees not to challenge or contest the reasonableness, validity or enforceability of this Release.

(c) Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from any Releasee to the extent permitted by law; (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (v) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; (vi) any rights and/or claims to enforce the Transitional Employment Agreement in accordance with its terms; and (vii) any rights and/or claims to enforce the Indemnification Agreement between you and the Company, dated as of February 9, 2011, any rights and/or claims to enforce the indemnification provisions of the Company’s By-Laws, or as required by law.

4. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any Federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment. This Release and the Transition Benefit are not intended to be, shall not be construed as and are not, an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

5. Without limitation to the survival of any other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 4 (as modified by the Transitional Employment Agreement) and 5 of the Employment Agreement survive and shall be in full force and effect as provided in the Employment Agreement.

6. The covenants, representations and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Transition Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. The Company shall be excused and released from any obligation to make payment of the Transition Benefit, and Employee shall be obligated to return to the Company the Transition Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or (b) Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release.

7. This Release and the Employment Agreement (as modified by the Transitional Employment Agreement) constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.

8. With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Sections 6.7 and 6.9 of the Employment Agreement shall govern. Employee acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

9. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

10. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., at least 21 days) to review this Release and to consider whether to sign this Release and (c) Employee has been advised that Employee has 7 days following execution to revoke this Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the Employment Agreement or the Transitional Employment Agreement, this Release shall not be effective or enforceable, and the Transition Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked this Release. Employee agrees that any revocation shall be made in writing and delivered to Michelle Smith, Vice President, Human Resources, Barnes & Noble, Inc., 122 Fifth Avenue, NY, NY 10011. Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Transition Benefit.

Signature:	/s/ Joseph J. Lombardi	Date:	10/21/11
Joseph J. Lombardi